Exhibit 10.1

July 8, 2015

Mr. George Zoghbi
345 Sunrise Circle
Glencoe, IL 60022

Dear George:

I am very pleased to offer you the position of Chief Operating Officer of the Kraft Heinz Company (the “Company”), effective as of the date hereof (the “Effective Date”), occurring following the consummation of the transactions contemplated in the Plan of Merger, dated as of March 24, 2015, among H.J. Heinz Holding Corporation, Kite Merger Sub Corp., Kite Merger Sub LLC, and Kraft Foods Group, Inc. (the “Merger Agreement” and the “Merger”). You will report directly to the Chief Executive Officer of the Company. This letter sets forth the terms and conditions of the offer (the “Offer Letter”).

Annual Base Salary
You will be paid a base salary at the rate of $850,000 per annum, payable in periodic installments according to the Company’s normal payroll practice (as adjusted from time to time, the “Annual Base Salary”). Your Annual Base Salary will be subject to periodic review by the Company, and may be increased, but not decreased, below its then current level.

2015 Annual Incentive Bonus
You will remain eligible to participate in the Kraft Management Incentive Plan (“MIP”), which is the Company’s annual incentive program, subject to the terms of this Offer Letter and in accordance with Section 6.05(b) of the Merger Agreement.

For the 2015 fiscal year, your target annual incentive award opportunity under MIP will continue to be equal to 100% of your Annual Base Salary (and your maximum incentive award opportunity will continue to be capped at 250% of your target incentive opportunity). The actual amount you will receive may be lower or higher than your target incentive award opportunity depending on your individual performance and the performance of the Company.

In the event you are terminated by the Company without Cause, you terminate your employment for Good Reason, or your employment is terminated due to death or Disability (as such terms are defined below) prior to March 15, 2016, you shall be entitled to receive an annual incentive award under the MIP with respect to the 2015 fiscal year and as awarded by the Kraft Board, which shall be paid after December 31, 2015 but no later than March 15, 2016.

2016 Special Incentive Bonus
You will be eligible to receive a special incentive bonus with a target payment of $10,000,000, with a minimum guaranteed payout of $7,000,000 (the “2016 Guaranteed Minimum Bonus”), based upon performance metrics (identified below) in respect of the 2016 fiscal year (the “Special Incentive Bonus”). The actual amount of the Special Incentive Bonus will be determined based upon the following performance metrics: (i) 40% based upon net cost savings from the 2016 fiscal year Company budget; (ii) 40% based upon sales growth using the 2016 fiscal year Company budget; and (iii) 20% based upon innovation. Specific targets related to these performance-based metrics may be approved by the Compensation Committee in its discretion (after a good faith consultation with you).

THE KRAFT HEINZ COMPANY, 3 LAKES DRIVE, NORTHFIELD, IL 60093

The Special Incentive Bonus will be payable when 2016 annual bonuses are paid to senior executives of the Company in 2017, but no later than later than March 15, 2017. Payment of the Special Incentive Bonus will be conditioned on your continued employment with the Company through January 1, 2017, provided, however, that if you are terminated by the Company without Cause or you terminate your employment for Good Reason prior January 1, 2017, you will receive the 2016 Guaranteed Minimum Bonus paid on the same schedule as if you had continued your employment with the Company. Payment of the 2016 Guaranteed Minimum Bonus after your termination of employment by the Company without Cause or by you for Good Reason will only be made if, within 60 days of the date of your termination of employment, you execute and do not revoke a fully effective general release of claims in the form and substance provided by the Company. In the event your employment is terminated due to death or Disability, you shall be entitled to receive the greater of (i) a pro-rata portion of the 2016 Guaranteed Minimum Bonus or (ii) a pro-rata portion of the Special Incentive Bonus based on the actual performance results for 2016 fiscal year, calculated based on the portion of such fiscal year during which you were employed by the Company. If you are terminated by the Company for Cause or you terminate your employment for a reason other than Good Reason prior to January 1, 2017, you will forfeit the Special Incentive Bonus in its entirety.

Pursuant to the Company’s “Bonus Swap Program,” you will have the right to elect to exchange up to $5,000,000 of your Special Incentive Bonus for stock of the Company, and the Company will match the investment, granting three times the invested value in a stock option to purchase stock of the Company. You must make such election in accordance with the terms of the Company’s Bonus Swap Program and the requirements under Section 409A of the Code and the regulations and guidance promulgated thereunder (“Code Section 409A”). The stock option to purchase stock of the Company will be subject to 5-year cliff vesting, vesting in full on the fifth anniversary of the grant date. The stock option to purchase shares of the Company will have an exercise price equal to the fair market value of such stock of the Company on the date of grant, and will be subject to the terms and conditions of the Company’s Bonus Swap Program, the Company’s equity incentive plan and the applicable award agreement.

The Special Incentive Bonus will constitute your annual incentive bonus for the 2016 fiscal year. The structure and target amounts for annual incentive bonus payments for the 2017 fiscal year and following will be determined by the Company at a later date (after a good faith consultation with you).

Retention Bonus
You will be eligible to receive a retention bonus of $4,000,000, payable when 2016 annual bonuses are paid to senior executives of the Company in 2017, but no later than March 15, 2017 (the “Retention Bonus”). Payment of the Retention Bonus will be conditioned on your continued employment with the Company through January 1, 2017, provided, however that if you are terminated by the Company without Cause or you terminate your employment for Good Reason prior to January 1, 2017, or your employment is terminated due to death or Disability, the Retention Payment will be paid on the same schedule as if you had continued your employment with the Company. Payment of the Retention Bonus after your termination of employment by the Company without Cause or by you for Good Reason will only be made if, within 60 days of the date of your termination of employment, you execute and do not revoke a fully effective general release of claims in the form and substance provided by the Company. If you are terminated by the Company for Cause or you terminate your employment for a reason other than Good Reason prior to January 1, 2017, you will forfeit the Retention Bonus in its entirety.

Kraft Equity Incentives
A. Stock Options. Each stock option granted to you under the Kraft Foods Group, Inc. 2012 Performance Incentive Plan (the “Incentive Plan”) that you held immediately prior to the closing of the Merger has been converted into a stock option with respect to Heinz common stock and has been adjusted in accordance with the terms of the Merger Agreement (the “Stock Options”). Notwithstanding anything in the Incentive Plan, an award agreement or the Merger Agreement, (i) each unvested Stock Option that you held as of the closing of the Merger vested as of the Effective Date, and (ii) shall remain

THE KRAFT HEINZ COMPANY, 3 LAKES DRIVE, NORTHFIELD, IL 60093

exercisable for the full original term of the Stock Options, without regard to any requirement for continued employment.

B. Restricted Stock Units. Each restricted stock unit granted to you under the Incentive Plan that you held immediately prior to the closing of the Merger has been converted into a restricted stock unit with respect to Heinz Common Stock in accordance with the terms of the Merger Agreement (the “RSUs”). Notwithstanding anything in the Incentive Plan, an award agreement of the Merger Agreement, each RSU will accelerate and vest as of the Effective Date and will be settled in accordance with the terms thereof promptly following the Effective Date.

C. Performance Shares. Each performance share granted to you under the Incentive Plan that you held immediately prior to the closing of the Merger has been converted into the right to receive payments in accordance with the terms of the Merger Agreement and the applicable award agreement.

Other Benefits
Your offer includes the Company’s comprehensive benefits package available to full-time similarly situated salaried employees (except that, for two years following the Effective Date, you will not be participate in the Company’s severance plans or programs). In addition, you will continue to participate in the Kraft Defined Benefit Program, the 401(k) matching and Thrift programs. The benefits provided to you under this Offer Letter, including, but not limited to, those identified above, are subject to the specific terms of each plan as set forth in the governing plan documents, as may be amended or terminated from time to time.

Separation from the Company
You will be a U.S. employee of the Company and your employment status will be governed by and shall be construed in accordance with the laws of the United States. As such, your status will be that of an “at will” employee. This means that either you or the Company is free to terminate the employment relationship at any time, for any or no reason, with or without notice, subject to the consequences thereof as provided in this Offer Letter.

You acknowledge and agree that, in consideration of the salary, benefits and incentives offered to you in this Offer Letter, you will not be entitled to receive any severance payments or benefits not explicitly provided in this Offer Letter for two years following the Effective Date, including (but not limited to) any and all rights and benefits under the Company’s Change in Control Plan for Key Executives, as amended effective June 23, 2014, which you agree shall be of no force or effect during that two-year period. Notwithstanding anything to the contrary contained herein, in the event you are terminated without Cause or you terminate your employment for Good Reason during the two years following the Effective Date, the Company shall pay for, or reimburse you for, continuation of your welfare benefits (for you and your family) at the same level and cost to you as of immediately prior to your termination of employment, for a period of 12 months, provided that if you become reemployed with another employer and become eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during the applicable eligibility period.

You agree that, unless otherwise agreed to between you and the Company, upon any termination of your employment, you will immediately cease to be in any director or officer role you hold with the Company or any of the Company’s subsidiaries or affiliates.

For confirmation purposes, as of the second anniversary of the Effective Date, you shall be entitled to compensation and benefits under the Company’s severance plans and/or programs provided to similarly situated executives.

THE KRAFT HEINZ COMPANY, 3 LAKES DRIVE, NORTHFIELD, IL 60093

Non-Competition and Non-Solicitation Obligations
In consideration for, and as a condition to, the position being offered to you, the salary and benefits you will receive, and the benefits and incentives described in this Offer Letter, each of which you agree is sufficient consideration for your assent to certain restrictive covenants, you are required to sign a non-competition and non-solicitation agreement, which includes, among other things, restrictions from working for a competitor and/or soliciting business or employees away from the Company for 12 months following any termination of employment. The agreement is attached to and incorporated in this Offer Letter as Exhibit A.

Parachute Payments
In the event that any payment or distribution by the Company to you or for your benefit pursuant to the terms of this Offer Letter or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties with respect to such excise tax (such excise tax, together with any interest or penalties are hereinafter collectively referred to as the “Excise Tax”), the Company shall pay you an additional payment (a “Gross-up Payment”), in an amount such that after you pay all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed on any Gross-up Payment, you will retain a Gross-up Payment equal to the Excise Tax imposed upon the Payments. The Company will make a determination (after good faith consultation with your tax adviser) as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. In the event that the Internal Revenue Service makes a contrary determination as to any Excise Tax, the parties will cooperate in good faith to determine any potential additional payments that should be made by the Company to you with respect to underpayments of any Excise Tax and/or Gross-up Payments, or any refund that you should pay to the Company with respect to overpayments of any Excise Tax and/or Gross-up Payments.

Section 409A of the Code
The intent of the parties is that payments and benefits under this Offer Letter comply with, or be exempt from, Section 409A of the Code and, accordingly, to the maximum extent permitted, this Offer Letter shall be interpreted to be in compliance therewith. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Offer Letter providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “non-qualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Offer Letter, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the day after the expiration of the six-month period measured from the date of your “separation from service,” and (B) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum and any remaining payments and benefits due under this Offer Letter shall be paid or provided in accordance with the normal payment dates specified for them herein. For purposes of Code Section 409A, your right to receive any installment payments pursuant to this Offer Letter shall be treated as a right to receive a series of separate and distinct payments. In all cases, any reimbursement paid pursuant to this Offer Letter will be paid no later than the last day of the calendar year following the calendar year in which such expenses occurred. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

THE KRAFT HEINZ COMPANY, 3 LAKES DRIVE, NORTHFIELD, IL 60093

Withholding
The Company may withhold from any and all amounts payable under this Offer Letter such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

Definitions
For purposes of this Offer Letter, “Cause” shall have the same meaning as applicable in the Merger Agreement, except that, with respect to you, prior to a termination for Cause, the Company must give you written notice describing in reasonable detail the conduct that is alleged to constitute Cause and giving you at least fifteen (15) days to cure such “Cause” in all material respects, but only to the extent that such conduct or event is reasonably curable.

For purposes of this Offer Letter, “Good Reason” shall have the same meaning as applicable in the Merger Agreement, except that the clause “other than changes in the participant’s position, authority, duties or responsibilities which are consistent with the participant’s education, experience, etc.;” in section (i) of such definition shall be disregarded and of no force or effect with respect to you.

For purposes of this Offer Letter, “Disability” shall have the same meaning as set forth in the Company’s Change in Control Plan for Key Executives, as amended effective June 23, 2014.

Governing Law
The terms of your employment shall be governed by the laws of the State of Illinois, without regard to the principles of conflicts of laws.

Successors; Assigns
This Offer Letter is binding upon, and shall inure to the benefit of, the parties’ respective successors, assigns, administrators and legal representatives, and your heirs, executors.

[Signature Page to Follow]

THE KRAFT HEINZ COMPANY, 3 LAKES DRIVE, NORTHFIELD, IL 60093

These are the terms of your employment with the Company subject to our receipt of (i) your signed acceptance of this Offer Letter and (ii) your signed acceptance of the Noncompetition and Nonsolicitation Agreement attached hereto as Exhibit A.

Sincerely,

/s/ Bernardo Hees
Bernardo Hees
Chief Executive Officer

I accept the offer as expressed above.

/s/ George Zoghbi
George Zoghbi

July 8, 2015
Date

THE KRAFT HEINZ COMPANY, 3 LAKES DRIVE, NORTHFIELD, IL 60093

EXHIBIT A

NONCOMPETITION AND NONSOLICITATION AGREEMENT

By signing below, I, George Zoghbi, acknowledge and agree that the services to be rendered by me to Kraft Heinz Company. (the “Company”) will be of a special character having a unique value to the Company, and that, as a result of my role and position within the Company, I will be provided with specialized training and given access to, or be responsible for the development of (i) some of the Company’s most sensitive and valuable Company Confidential Information, (ii) the Company’s business habits, needs, pricing policies, purchasing policies, profit structures, and margins, (iii) the Company’s relationship with its customers, their buying habits, special needs, and purchasing policies, (iv) the Company’s relationship with its suppliers, licensees, licensors, vendors, consultants, and independent contractors, their pricing habits, and purchasing policies, (v) the skills, capabilities and other employment-related information relating to the Company employees, and (vi) and other matters of which you would not otherwise know and that is not otherwise readily available.

Therefore, in consideration for, and as a condition to, the position being offered to me, the salary and benefits I will receive, and the benefits and incentives described in the Offer Letter to me, each of which I agree is sufficient consideration for my assent to these covenants, by signing below, I agree that, during my employment and for a period of 12 months following the termination of my employment with the Company for any reason, including termination by the Company with or without cause, I will not, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, directly or indirectly:

•
Engage in any business activities within the same line or lines of business for which I performed services for the Company during the two (2) years immediately preceding my termination and in a capacity that is similar to the capacity in which I was employed by the Company with any person or entity that competes with the Company in the consumer packaged food and beverage industry (the “Competitive Business”) anywhere within North America (the “Restricted Territory”).

•
Solicit, assist in the solicitation of, or accept any business (other than on behalf of the Company) from any customer who, during the two (2) years immediately preceding my termination, had been assigned to me by the Company, or any customer with which I had contact on behalf of the Company while an employee of the Company, or any customer about which I had access to confidential information by virtue of my employment with the Company; or disclose to any person, firm, association, corporation or business entity of any kind the names or addresses of any such customer; or directly or indirectly in any way request, suggest or advise any such customer or any suppliers, licensees, licensors, vendors, consultants, and independent contractors with which I had contact on behalf of the Company to withdraw or cancel any of their business or refuse to continue to do business with the Company. This paragraph shall apply only where the customer is solicited to purchase a service or product that competes with the services or products offered by the Company.

•
Cause, solicit, induce, or encourage any individual who was an employee of the Company at the time of, or within 6 months prior to, my termination, to terminate or reject their employment with the Company or to seek or accept employment with any other entity, including but not limited to a competitor, supplier, or client of the Company, nor shall I cooperate with any others in doing or attempting to do so. As used herein, the term “solicit, induce, or encourage” includes, but is not limited to, (i) initiating communications with a Company employee relating to possible employment, (ii) offering bonuses or other compensation to encourage a Company employee to terminate his or her employment with the Company and accept employment with any entity, (iii) recommending a Company employee to any entity, and (iv) aiding an entity in recruitment of a Company employee.

THE KRAFT HEINZ COMPANY, 3 LAKES DRIVE, NORTHFIELD, IL 60093

In the event of a breach or threatened breach of my obligations under this Agreement, irreparable injury would be caused to the Company, for which the Company would have an inadequate remedy at law. I therefore agree that, in addition to and without limitation of any rights that the Company may otherwise have, at law or in equity, the Company shall have the right to temporary, preliminary, and permanent injunctive relief against me in the event of such breach, or threatened breach, in addition to any other equitable relief (including without limitation an accounting and/or disgorgement) and/or any other damages as a matter of law. I also agree that the Company is entitled to its reasonable attorneys’ fees and costs incurred in enforcing this Agreement or successfully prosecuting or defending any action under this Agreement. Furthermore, no bond need be posted in conjunction with the application for, or issuance of, an injunction (which requirement I hereby specifically and expressly waive). Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for breach or threatened breach of those paragraphs, including the recovery of damages.

I ACKNOWLEDGE AND AGREE THAT I AM EXECUTING THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE BY THE COMPANY OR ANYONE ELSE. I FURTHER ACKNOWLEDGE AND AGREE THAT I HAVE CAREFULLY READ THIS AGREEMENT, AND THAT I HAVE ASKED ANY QUESTIONS NEEDED FOR ME TO UNDERSTAND THE TERMS, CONSEQUENCES, AND BINDING EFFECT OF THIS AGREEMENT AND FULLY UNDERSTAND IT. FINALLY, I AGREE THAT I HAVE BEEN PROVIDED AN OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY OF MY CHOICE BEFORE SIGNING THIS AGREEMENT.

/s/ George Zoghbi
George Zoghbi

July 8, 2015
Date

THE KRAFT HEINZ COMPANY, 3 LAKES DRIVE, NORTHFIELD, IL 60093